Exhibit 99.1

CAMBRIDGE HEART ANNOUNCES UP TO $6.5 MILLION IN EQUITY
FINANCING

Bedford, Mass., —(BUSINESS WIRE)— May 12, 2003 — Cambridge Heart, Inc. (OTCBB-CAMH) today announced that it has entered into an agreement for the sale of up to $6.5 million of the Company’s Series A Convertible Preferred Stock to Medtronic, Inc. (NYSE-MDT) and a group of private investors led by Robert Khederian, a member of the Company’s Board of Directors.  The Company intends to use the proceeds of the financing to fund its ongoing operations.  Please refer to the Company’s Form 8-K filing, which the Company intends to file shortly, for a complete description of the securities issued in the financing.

Under the terms of the financing, the Company issued and sold 696,825 shares of its Series A Preferred Stock at a purchase price of $4.42 per share, or a total of approximately $3.1 million.  Each share of Series A Preferred Stock is convertible into 13 shares of the Company’s Common Stock.  The conversion price of the Series A Preferred Stock is subject to adjustment in certain circumstances.

The Company also issued to the investors, other than Medtronic, short-term warrants exercisable for a total of 705,852 shares of Series A Preferred Stock.  There are six tranches of short-term warrants that expire in monthly intervals starting September 1, 2003.  The exercise price of these warrants is the lower of $4.42 or 13 times the 20 day average closing price of the Company’s Common Stock prior to the expiration date of these warrants.

The Company also issued to Medtronic and members of the private investment group long-term warrants exercisable for 30% of the total number of shares of Series A Preferred Stock purchased through the initial investment and the exercise of the short-term warrants.  The exercise price of Medtronic’s long-term warrant is $4.42 and the exercise price of the long-term warrants issued to the other investors is $5.525.  These warrants expire on January 1, 2009.

In connection with this financing and in order to address certain payment obligations in existing agreements with The Tail Wind Fund Ltd., the Company also issued to Tail Wind short-term warrants exercisable for 67,872 shares of Series A Preferred Stock and a long-term warrant exercisable for 75% of the total number of shares of Series A Preferred Stock purchased through the exercise of Tail Wind’s short-term warrants.  The exercise prices and the expiration dates of Tail Wind’s warrants are consistent with the warrants that were issued to the other private investors.

The Company has agreed to file with the Securities and Exchange Commission a registration statement registering all of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of all of the warrants.

Speaking about the financing, David Chazanovitz, President and CEO of Cambridge Heart stated, “The infusion of this much needed capital will help position Cambridge Heart to capitalize on the increasing profile it is demonstrating in the medical community.  I am gratified that Medtronic has made a cash investment in addition to its commitment in supporting the Master Study evaluating Madit II patients with Microvolt T-Wave Alternans.  The group of private investors know Cambridge Heart very well and their investment should be considered a sign of support and confidence that Cambridge Heart is positioned to move into the mainstream of cardiology.”

Any securities offered to the investors will not be or have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Cambridge Heart, Inc.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “contemplates,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations.  There can be no assurance that the Company will successfully raise the additional funds through the exercise of the warrants described above or raise additional equity or debt on reasonable terms or at all.

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Contact:
At Cambridge Heart, Inc.
Robert B. Palardy, ext. 231
(781) 271-1200
bobp@cambridgeheart.com
or
At Consulting for Strategic Growth
Stanley Wunderlich
(800) 625-2236
cfsg@consultant.com